EXHIBIT 4.1

FIFTH AMENDMENT TO THE
SECTION 382 RIGHTS AGREEMENT
by and among
CENTRUS ENERGY CORP.,
COMPUTERSHARE TRUST COMPANY, N.A.
and
COMPUTERSHARE INC.
THIS FIFTH AMENDMENT TO THE SECTION 382 RIGHTS AGREEMENT (this “Fifth Amendment”) is made and entered into as of June [20], 2023, by and among Centrus Energy Corp., a Delaware corporation (the “Company”), Computershare Trust Company, N.A. and Computershare Inc. (together, the “Rights Agent”).
WHEREAS, the Company and the Rights Agent entered into a Section 382 Rights Agreement dated as of April 6, 2016, which was subsequently amended pursuant to (i) a First Amendment to the Section 382 Rights Agreement dated as of February 14, 2017, (ii) a Second Amendment to the Section 382 Rights Agreement dated as of April 3, 2019, (iii) a Third Amendment to the Section 382 Rights Agreement dated as of April 13, 2020, and (iv) a Fourth Amendment to the Section 382 Rights Agreement dated as of June 16, 2021 (as amended, the “Agreement”);
WHEREAS, Section 26 of the Agreement provides, among other things, that, prior to the Distribution Date (as defined in the Agreement) the Company and the Rights Agent may from time to time supplement or amend the Agreement in any respect without the approval of any holders of Rights (as defined in the Agreement);
WHEREAS, no Distribution Date has occurred on or prior to the date hereof;
WHEREAS, the Board of Directors of the Company (the “Board”) has determined it is in the best interests of the Company and its stockholders to amend the Agreement as set forth herein; and
WHEREAS, the Board has authorized and approved this Fifth Amendment.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby agrees to amend the Agreement as follows and directs the Rights Agent to execute this Fifth Amendment:
1.     Definition of Final Expiration Date. The definition of Final Expiration Date set forth in Section 1 of the Agreement is hereby deleted and replaced with the following:
““Final Expiration Date” shall mean the Close of Business on June 30, 2026.”
2.    Definition of Purchase Price. The definition of Purchase Price set forth in Section 1 of the Agreement is hereby deleted and replaced with the following:
““Purchase Price” with respect to each Right shall mean $160.38, as such amount may from time to time be adjusted as provided in this Rights Agreement, and shall be payable in lawful money of the United States of America. All references herein to the Purchase Price shall mean the Purchase Price as in effect at the time in question.”
3.    Form of Rights Certificate. The first paragraph of the Form of Rights Certificate set forth in Exhibit B to the Agreement is hereby deleted and replaced with the following:
“This certifies that __________, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Section 382 Rights Agreement dated as of April 6, 2016, as it may be amended from time to time (the “Rights Agreement”), by and among CENTRUS ENERGY CORP., a Delaware corporation (the “Company”), COMPUTERSHARE INC. (“Computershare”) and COMPUTERSHARE

TRUST COMPANY, N.A. (together with Computershare, the “Rights Agent”), unless the Rights evidenced hereby shall have been previously redeemed or exchanged by the Company, to purchase from the Company at any time after the Distribution Date (as defined in the Rights Agreement) and at or prior to the earliest of (i) the Final Expiration Date (as defined in the Rights Agreement), (ii) the Redemption Date (as defined in the Rights Agreement), (iii) the Close of Business (as defined in the Rights Agreement) on the effective date of the repeal of Section 382 or any successor statute if the Board of Directors of the Company determines that the Rights Agreement is no longer necessary or desirable for the preservation of NOLs (as defined in the Rights Agreement) or other Tax Benefits (as defined in the Rights Agreement), or (iv) the Close of Business on the first day of a taxable year of the Company to which the Board of Directors of the Company determines that no NOLs or other Tax Benefits may be carried forward (the “Expiration Date”), at the office or offices of the Rights Agent designated for such purpose, or its successor(s) as Rights Agent, one one-thousandth (1/1,000th) of a fully paid, nonassessable share of Series A Participating Cumulative Preferred Stock, par value $1.00 per share, of the Company (the “Preferred Shares”), at a purchase price per one one-thousandth (1/1,000th) of a share equal to $160.38 (the “Purchase Price”) payable in cash, upon presentation and surrender of this Right Certificate with the Form of Election to Purchase properly completed and duly executed.”
4.    Summary of Rights. The Summary of Rights set forth in Exhibit C to the Agreement is hereby amended as follows:
(a)    The reference to “$18.00” in the first paragraph of Exhibit C is hereby deleted and replaced with “$160.38”.
(b)    The sixth paragraph of the Summary of Rights set forth in Exhibit C to the Agreement is hereby deleted and replaced with the following:
“The Rights are not exercisable until the Distribution Date and will expire upon the earliest of (i) the close of business on June 30, 2026, (ii) the Redemption Date, (iii) the close of business on the effective date of the repeal of Section 382 or any successor statute if the Board determines that the Rights Agreement is no longer necessary or desirable for the preservation of NOLs or other Tax Benefits, or (iv) the close of business on the first day of a taxable year of the Company to which the Board determines that no NOLs or other Tax Benefits may be carried forward (the earliest of the events described in clauses (i), (iii) or (iv) being herein referred to as the “Expiration Date”).”
5.    Certification of Compliance. The undersigned representative of the Company hereby certifies that he is the duly elected and qualified Senior Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer of the Company and that this Fifth Amendment to the Agreement is in compliance with the terms of Section 26 of the Agreement.
6.    Miscellaneous. This Fifth Amendment is effective as of the date first set forth above. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. This Fifth Amendment may be executed in any number of counterparts; each such counterpart shall for all purposes be deemed to be an original; and all such counterparts shall together constitute but one and the same instrument. A signature to this Fifth Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature. Except as modified hereby, the Agreement is reaffirmed in all respects, and all references therein to “the Agreement” shall mean the Agreement, as modified hereby.
* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be duly executed as of the date first written above.

CENTRUS ENERGY CORP.

By: /s/ Philip O. Strawbridge
Name: Philip O. Strawbridge
Title: Senior Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer

COMPUTERSHARE TRUST COMPANY, N.A.

By: /s/ Patrick Hayes
Name: Patrick Hayes
Title: Manager, Client Management

COMPUTERSHARE INC.

By: /s/ Patrick Hayes
Name: Patrick Hayes
Title: Manager, Client Management

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